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THE EDIBLE ENCOUNTER

FOODTECH JUNKIES PODCAST INTERVIEW

08/12/21 - Transcript

Sharon

Marc Oshima is an award winning marketer and passionate innovator. He's the co founder and chief marketing officer of AeroFarms, a leading global indoor farming company that champions transformational innovation for agriculture, on a mission to grow the best plants possible for the betterment of humanity, and won a fast company's most innovative companies for two years in a row. Aerofarms is also certified B corporation that went public this year. Also, Marc has been recognized by EatingWell Magazine as one of the 2018 American food heroes, he is co chair of the board of chef's collaborative, a nonprofit improving our sustainable food system. And most importantly, he's an amazing human being. And I am super excited to have him on today. So let's dive in. Sharon Hi, Marc, great to talk to you today. How are you?

Marc

I'm doing great, thank you, Sharon, it's always awesome to be able to catch up with you.

Sharon

Same for me, same for me. So you've had an amazing - well, an amazing run. But I would say just this year, AeroFarms just pops up a lot. So I wanted to ask you a few questions. And I know you also want to share some big news. So I can't wait to hear that. So in the past, you've mentioned your background, working in retail, which has helped you successfully take Aerofarms products to the supermarket shelves and take the company itself to the next level. Do you also mention that you have a big team with different backgrounds working with you as well. And we all know that AeroFarms is hugely successful and ever expanding company. And highly innovative. It seems like you're constantly innovating, as I said, and exploring new territories, there's so much coming out. So we have the most recent examples like the new partnership whit Nokia Bell Labs. So my first question to you - Is it embedded in the genetic makeup of the company to keep evolving the way it's doing? And what are the what are some of the enabling factors that make this possible in your opinion?

Marc

Well, great question and thinking about, you know, where we are today and our journey, some of the things that have been core has been having really a Northstar, a vision around the mission and the impact, you know, that we want to have. And so that's been very, really important in thinking about, again, the bigger picture. And along the way, we're going to have some zigs and zags. And we're going to thinking about as we unlock and uncover new opportunities. How is we as organization able to respond to them? So one of the things that we've done is that we've actually codified as part of our culture, what we call our core principles. And it's called c.a.r.e. And it's actually an acronym. It's collaboration, communication. The A is for agility, which I'm going to come back to, because I think that's really at the heart of one of the things you're asking here, then we have respect, and then we have empowerment. And so we're thinking about how do we live these principles and embody that, and then provide the right tools for our team to be able to embrace that, and particularly an agility. I think that's really is a really critical part of this mindset in terms of thinking about how can we, as a business continue to evolve as we think about these new opportunities. And for us, you know, we've now grown over 550 different types of crops. We think about the impact we can have, not only in the world of food, but other verticals, pharmaceutical, nutraceutical, cosmeceuticals, as well. So anything plant based, so it's been tremendously exciting for us, how do we take a core set of expertise, but more importantly, the right mindset in the right culture to really think about how we can apply that to different opportunities as they come?

Sharon

That's uh - well, it should be not just one of the you know, Fast Company com- you know - rising stars, but also, you know, those list of, you know, great places to work with, it seems like you check all the boxes. All right. Well, that's, that's incredible. And, you know, and inspiring, you know, to have a company that that thinks about collaboration, respecting, yes, the agility, the you know, that also growing not just in size, but I think also in growing the people, your employees within, so well done. So you founded AeroFarms in 2004, 17 years ago, and back then, FoodTech certainly wasn't the hot topic, uh, that is today. Are there any major positive changes that you've seen so far in the food tech arena that make your job easier now, as opposed to when you started and more broadly, changes that make you think we're headed into the right, you know, headed in the right direction? And what are some of the barriers that we still need to break in your opinion?

Marc

Well, you're right, that, you know, we've been one of the pioneers in this space, and, you know, trying to help think about how do we build not only AeroFarms as a company, but really build an industry? And so really, from day one, we've taken a broader purview from that standpoint, and thinking, you know, how can we partner effectively from a public and private partnership to then work with effectively with different government to think, how do we help facilitate a broader movement here, and we're exciting that we've now feel like we have been able to catch that wave and crest with it, and really be able to start writing that. And it's all about that positive direction and change. The background in terms of why it's even more relevant and more topical today, though, is, there's unfortunate realities of some of the macro pressures that we're talking about. And so climate change is, is at the at the forefront of that, increasing population, increasing urbanization... The consumer is aware that more than ever, you know, our food systems have more challenge than ever before. We have major drought issues, issues with pesticides, you know, issues with the overuse of pesticides or fertilizer and creating dead zones, food safety issues with traditional field grown product, you know, there's a recall, unfortunately, almost every single week, headline news, so there's more pressure than ever before, and particularly when you look at that in totality holistically. So we're clearly, you know, the consumer is aware, and that's really with anything about any kind of change any kind of movement, in terms of again, really getting it to be widespread adoption, the consumer is recognizing that the food system challenge more than ever, technology, companies like AeroFarms, can help be one of the past forward, we're hopeful that we can help serve as really, as an inspiration or catalyst for further work. You know, we need all stakeholders at the table here. And so one of the things that's been exciting for us as well, you know, a lot of our focus had been initially in terms of thinking about indoor vertical farming. But we've been able to apply that expertise now to a much broader, and so we're working with the broader agriculture community. And we're doing everything from, you know, seeds, and genetics, you know, to be able to optimize plants for different characteristics. So the all that information is being applied to the broader agriculture community as well. And so that's what I think is really exciting in terms of, again, where we are, it's not just about indoor vertical farming, it's about what we can do for agriculture overall, and then be part of the catalyst here.

Sharon

That's wonderful. And I think, and this, urn, it's not something I'm totally certain, but obviously, possibly not just in the US, but also to help, I think, overall governments shape policy, especially around genetics. I think that's needed, and I'm sure you guys could play a role in that as well, with the data that you have.

Marc

There's work on the genetics and what we're calling speed breeding, right, how we can help accelerate, you know, that growth and development, you know, we need to be able to think differently about that seed seed stock and performance of how it does not only indoors, but also in terms of outdoors. How can we help drive some improvements there? the work we're doing is very much in terms of, you know, how do we partner effectively with governments, with NGOs, with the universities, we have a very active program, working with universities as well, and thinking about what's needed from the next generation of curriculum, and focus on areas of research. And we partner closely with major organizations, for example, here, the United States as a program funded through the foundation for food and agricultural research. And out of that work came what's called Pip, which is the precision indoor plant Consortium. And this is a multinational organization, thinking about, again, how do we have an impact using ag tech to help drive innovation and be able to help farmers across the value chain. And what's really unique about this is that in the spirit of collaboration, and doing new research on the next generation of products, even the seeds, AeroFarms is the principal investigator for this research. And so that's a really high compliment and testimony to the respect that organization is held. As well as just a reminder of like our company, you know, our principles in terms of what we've done, has always been very much science driven. When we talk about, YOU know, the CO founding of AeroFarms? You know, there's three of us. It's myself, our CEO, David Rosenberg, ultimate visionary. And also, Dr. Ed Harwood, our chief science officer. And so, you know, his background had been that working at Cornell University, one of the top ag programs in the world. So we've always really have taken that science driven approach to think about, again, the broader community as well.

Sharon

Well, that's, you know, I think much needed, much needed work. So, in 2020, AeroFarms, products performed on average, 50% better than the average velocity per SKU of the indoor farming industry. And now obviously, there is the news that you're expanding to new markets, berries, as is just said, pharmaceuticals. So AeroFarms is also certified B Corp. How important is for you? Which I think we already talked about this, but not how, how important, but what is the actual positive impact on communities that you want to have, like tangibly, let's say, from from now to five or 10 years?

Marc

Well, we when you think about, you know, again, the founding aspect of the company, it's always been thinking about all the key stakeholders, and we're thinking about the environment, we're thinking about our team, we're thinking about the community. And it was really important for us to really formalize that, which is one of the reasons why we went in did the certified B Corp, we were one of the first companies in the first vertical farming company to do that. And for us, it was really important, because it looked at both environmental factors and societal factors. And you have this transparent scorecard about how you're doing and how you're measuring it, and the kind of progress that you have there. And this is important to us, because within the world of agriculture, you know, we felt like organic did not go far enough, right, in terms of thinking about that broader community. And so this is important when we think about not only what we're trying to do in the world agriculture, but other verticals, other industries, and embracing a common language, right, in terms of thinking about, again, how do you think about these metrics and have the right kind of impact, and right kind of commitment, you know, we're a certified B Corporation, we're a public benefit corporation as well, from a structure standpoint. So this is built into literally, you know, the core fabric, the core DNA of the organization. And when we think about, again, our farms, this idea of enabling local production, bringing the farms to the communities where the people are, it's about creating jobs in the community here around employment, fair wages for benefits. It's helping address in many cases, whether there could be food deserts, increasing access to healthier food options. We think about, you know, these farms being by the community, for the community. So it's an amazing opportunity, we think, to continue to think about that application. We've had multiple touch points within the organization, one of the things that we're really excited about our community farms program and initiative. This is something that we have been doing for a number of years for over 10 years and inner city school in Newark, New Jersey, we've had a working farm right in the dining hall of a public school of a public charter school. And it's incredible connection for the students with their food. We think about the idea that all of a sudden they're growing their food, they have an amazing connection, they actually are then ultimately eating the food because they grew it. And so you want to talk about long term impact. You know, we've seen that multiple generations of students and families and seeing that firsthand. We've now extended that program on our focus with community farms. We're working closely with the World Economic Forum and their healthy cities and communities initiative, they've identified four cities, Jersey cities, the first one out of the gate, Austin, Mumbai, Moscow will be the others. But right now we actually are working with Jersey City and building up 10 community farms that are go right into, back into the community operated, and the food that's being grown, is being underwritten through a grant, but it's going to be distributed to the community for free. And so incredible connection with the food where it's coming from in how to address that last mile, how to address food deserts, but more importantly, just creating that connection. And so we've been doing a lot of activations in the community already education, sampling, and the community is truly hungry for this. So that's what's exciting about, seeing firsthand that the positive impact that we can have here.

Sharon

No, absolutely. I think even with you know, the COVID pandemic, what we've seen, especially in the US is the importance of really providing the underserved communities and providing good food to all without having them pay, obviously, you know, premium prices. Oh, I think that is very important, especially in certain parts of the US which, you know, people in Europe don't don't necessarily think about of the US as having people that can't afford three meals a day. What's unfortunately is the case. Yeah, so well done to you.

Marc

I will say, you know, one of the main inspirations for me personally was increasing access to food. And something that was very seminal and very influential was the work I did a number of years ago, but it was on the marketing advisory board for the food bank for New York City. And the food bank for New York City's responsible for distributing over 75 million pounds of food a year. And, yeah, the statistics are staggering. You know, when you think about one out of five people in New York City are facing, you know, challenges around food and food security. And, you know, for children, it can be one out of four. And so again, absolutely critical time period in terms of development. But here we are, like, yeah, in New York, not just in the United States, but in New York City, right, which we think, you know, how can people not have food and or access to food and said, we have to do better, we can do better, and we will do better.

Sharon

Yes, no, it's it's very much needed. It can't be that good food is only for certain people. That's definitely a big, big issue in the world. But...

Marc

Yeah, and that's one of the examples where we want to help reframe the discussion, right? It's not about, you know, calories, right? It's around nutrition, right? So there's this idea of increasing access to healthier food and food options. And, again, one of our mantras is like, you know, if you want to change behavior, and you want people and this is the fundamental in terms of long term consumer loyalty around your product, right? You make it taste good, right? So the biggest way you can have an impact his people enjoy it. So they want to eat another serving, they want to eat more. And that's what's amazing when you see the connection of the product and the experience they have when they when they sample and eat and enjoy the Aerofarms product.

Sharon

Well, so we spoke about the US, but urn, obviously you we've seen in the news, you have a huge project in Abu Dhabi. Can you tell us a little bit about that?

Marc

Yeah, so we've had a lot of good history within the overall UAE. And one of our initial core investors had been Moras but now Dubai holding. And so this idea of long term impact, particularly in challenging environments about how can we grow? How can we grow differently? Our lens has always been global in that nature, and pin points we may feel in the US or Europe, or certainly much more acute in the Middle East. The work we're doing in Abu Dhabi specifically is with a great partner. And this is one of the key lessons that we've learned in terms of identifying great partners to think about how do we grow and scale is with ADIA, the Abu Dhabi Investment Office. And they are very much focused in terms of thinking about how to create this ecosystem, how to create and thinking about transforming Abu Dhabi and to be this nexus for agriculture, innovation and technology. And we've been able to, you know, partner with them with idea, we're building out constructions underway of what's going to be the world's largest indoor vertical farm just for R&D, that will be based in Abu Dhabi. And this is really representative of a lot of work we do today out of our global headquarters in Newark, New Jersey. In addition to the commercial production and growing that we do, we actually work and partner closely with fortune 100 companies around the world, helping them sell their ag tech supply chain needs. And this opportunity is to take this even further with this next generation vertical farm that we're doing for R&D that will have Centers of Excellence around genetics around automation around robotics, around sensory around chemo, chemotyping, and the area that we're most excited about is on the speed breeding. And that we talked about, again, how do we help accelerate change? The focus that we'll have there is on very much on a regional basis as well in terms of thinking about specific crops and growing in that and that is tough environment. But the work we're doing there will be in conjunction with other major partners as well.

Sharon

That's terrific. And then I would assume, that will help you know, more so than the MENA region. I think we need to look at Africa as well.

Marc

Yeah, yeah, without question, you know, we look at not just the GCC, but the whole Mena and thinking about areas of opportunity, types of products, you know, that we're growing are regionalised. And tailored, you know, to that environment in terms of, again, what's going to have appeal, and where we can have an impact. But I do want to mention, and, literally, you know, this is nyet other breaking news that we have, that we have a major partnership with Cargill, and their cacao division. And actually the work we're doing, they're looking at the next generation of cocoa trees to think about how we can help make them more resilient and have an impact there. But that work that we're doing with Cargill, has already started here in our global headquarters in Newark, but it will be underway, very specifically in this new aerofarms AGX R&D farm in Abu Dhabi, starting in the beginning of 2022. And that is news that we're just sharing, actually tomorrow, but the idea that this is going to be possible to share with you and your audience, because this is going to be broadcast next week.

Sharon

Well, thanks. And I know you have more news. But let me ask you, obviously another, you know, big thing that everybody was talking about which, you know, it was your SPAC deal and your agreement with Spring Valley Acquisition Corp. So uh, how, you know, does this, you know, this, I guess, impact your decision process? And what changed? Right, what's happening, I would say from, from when you broke the news of your SPAC deal.

Marc

One of the core things, when we think about any kind of partnership, any kind of investment opportunity is thinking about, again, the shared values. And this has been from day one of we've had an incredible set of investors. And when we thought about some of the different acquisition opportunities that were out there, with the SPAC is about finding like minded people in Spring Valley acquisition Corps, that have made investments in sustainable companies have a very much an environmental background and focus and thinking about longer term impact. And so that was a core tenant, when we think about, again, that alignment in that work that we're doing there, what was attractive about this was an opportunity to be able to accelerate our growth, and our development, and to be able to capitalize on the inbound opportunities that we have ahead of us. And so a lot of inquiry about can you build a farm in this region in this market, we'd love to get your product. This is demand both from consumer as well as selling partners. And so this opportunity is allowing us to be able to accelerate that, and then continue the work we're doing in terms of future r&d, and other crops and other areas. And so, right now, the core engine, you know, for the company has been on our commercial growing for leafy greens, we have really demonstrated at scale, you know, these commercial operations and proven economics. And then the consumer has responded in terms of, again, higher sales velocity at stores, and just a great feeling of feedback we're getting with what's called a net promoter score, in terms of their willingness to recommend. And so, really driving a great brand product experience has been, you know, sort of the core of all of this, in terms of like art lens and decision making. It's one of the things that we continue to always think about, which is, you know, how to be disciplined in terms of, you know, the projects and initiatives, how do we prioritize effectively, but this is allowing us to think, in a bigger way in terms of again, how we can help accelerate the impact we want to have.

Sharon

And maybe, which we haven't done before, but maybe because we're talking about also the commercial product. Can you please tell our listeners you know, what is possible I would say in an AeroFarms farm, in terms of how much product is produced and, you know, the core benefits like obviously the water you save in one of your farms, for example.

Marc Yeah, so just to paint a picture for the audience. When we talk about indoor vertical farming, we're talking about converting, you know, warehouses or building to spec dedicated growing facilities indoors, stack the beds of growing on top of one another. The "Aero" AeroFarms refers to aeroponics so we're actually misting in the roots in a very judicious way, we're using up to 95% less water than the field up to 40%, less than even hydroponics. We use a fraction of the fertilizer, we use zero pesticides. And so this is an ability to grow a clean product.

Sharon Yep.

Marc And plants don't need sunlight, they need spectrum of light. And so we tailor what the plants need. Based on the variety based on stage of maturation, we're looking at delivering through LEDs, specific spectrum of light, the right intensity, the right frequency. And thinking again, what does the plant need to be able to grow and optimize and so we're able to grow with much greater efficiency, we're able to do more with less, this is a way of growing, that has up to 390 times greater productivity per square foot than the field farm, while using that 95% less water while using zero pesticides. And so this is a fundamentally, you know, enabling that local production to have the right kind of economies of scale to have the right kind of economics that allow us to be priced at the same product, you know, same pricing as the field grown product. So the consumer is getting a great value proposition. It's a locally grown better flavor, better nutrition, better shelf life, and better product experience. And so our selling partners are very excited, you know, our ability to do just in time growing allows us to be able to harvest the product, get it in stores within 24 hours. So it's a great experience for them. And, you know, they don't have the same kind of disruptions that they may see with some of the field growing, whether it's through the climate change, whether it's due to, you know, pressures that we see with, you know, water, heat, I mean, we've had tremendous issues this year, everywhere in the world around the heat, but and in California, where there's a lot of the central production here, major, major issues around the heat, and the crops are being damaged, you know, because of that. So the consumer ultimate is getting a product that they're able to enjoy 365 days a year. And for the selling partner, you know, that means, you know, really being able to help drive the category. And it's important from frequency of visit and strategically around, you know, again, that market basket, and then the value of what produce does an offering like ours really helps them.

Sharon

So, since we're also talking about news, I mean, there's so much news, Marc, we need to talk about Nokia, we need to talk about the Midwest and St. Louis, where do you want to start?

Marc

Well, we can talk about, again, the Nokia Bell Labs, partnership is an example. You know, when we think about how do we reimagine what farming can be like, right? And how do we take you know, best practices, and some of the brightest minds from other industries and help deploy it and think about new applications within agriculture, we had an have had great success working with another great multi year partner called Dell, Dell Technologies, and thinking about fully connected smart farms and thinking about, again, how do we harness all this data. And so we're harvesting the data and insights, but the smart farms are being you know, enabled by, you know, systems that we're doing with different partners. One of the things that we're excited with about the Nokia Bell Labs is now in this next generation of plant vision, machine image and machine vision, we're able to work with them and think about the application of the imaging, now tied to drones and controls, and we think about 5G, and think about the environment. So we're able to do real time basically plant imaging of every single plant every single day, to be able to check on the key health and the quality of the plant. And more importantly, we're able to course correct, if we identify something that may be an issue, you don't and would never have this level of control out in the field. And so this is really representative of again, how do you ensure the highest level of quality, highest level of performance for yield, and this is an exciting development, that we're working with a great partner like Nokia Bell Labs. And, you know, being a New Jersey based company, Bell Labs also has a tremendous amount of history there, amazing history around innovation. So when we talk about the broader relationship with Nokia Bell Labs, again, there's this shared vision around innovation in the role of innovation in terms of being able to unlock more opportunities. So we have a great foundation from that standpoint, but we're really applying this technology now in a new way that allows us to very economically be able to have feasibility, the commercialization aspect here of this imaging, to be able to ensure the highest plant quality. So that's a really great example. And even our Dell example as well. Partnering outside of industry, thinking of new applications within agriculture. And reimagining, you know what the possibilities could be. And really important when we think about our future farms will have the benefit of this latest generation of technology. And what that means is really, again, whether a farm is in Newark, New Jersey, whether it's an Abu Dhabi, or whether it's in another region, we'll be able to see real time what's happening in the farm, and be able to leverage that data. So we think about ourselves, where as much of a data company in terms of how we harness that as well, and those insights. And when we think about, you know, when talking about the history, the pioneering history, you know, there's so much data that we have is a real competitive advantage as well. You know, we're the only commercial grower out there that's been growing exclusive with LED lights since 2009. So that's a really a lot of history of understanding, you know, the right impact, you know, of the lights. And we have our own proprietary led design, our own chief technology officer who's formerly of GE lighting, formerly a publicly traded, led company. So we have this expertise all in house, which is really what is made aerofarms a little bit different, a little bit unique in the market, really thinking about not taking something off the shelf and then tailoring it, we've built it from the ground up how to create the perfect environment for the plants and create the systems around that. And so our team is not just around the plant scientists, it's around the team of engineers, world class operators, food safety, nutritionists thinking holistically about how do we think about the plant health, how that translates into human health. So those are exciting things that we're doing and how technology can help be an enabler for that. You mentioned the Midwest. So that's really, really exciting news for us as well. Here in the US, we continue our expansion. Earlier the year we had announced expansion down into Virginia for the Midwest and the South. And this expansion into the Midwest, that we just literally announcing in the St. Louis region, will give us a great footprint to be able to service the broader Midwest region and help me we've had a tremendous amount of demand from consumers and retailers. And what's interesting about this project, and this goes back to one of the things you're talking about, how do we partner with the community? Haven't we think about the community? This is this was done very much in conjunction with the community. Couple things that really interesting World Wildlife Fund was the convening partner. And so we think about, you know, those environmental stewards and leaders, World Wildlife Fund is very interested in thinking about what role agriculture has to play in our environment, and how we can do better. And they're excited to help think about, you know, what impact can vertical farming companies like AeroFarms have to change and tip this equation. And so they helped convene in St. Louis was the St. Louis. Coalition for controlled environment, agriculture, over 70 different stakeholders, from small businesses, to community leaders to universities, and as well as major retailers. And the idea was, how to think about the broader ecosystem there as well. St. Louis region is amazing ag tech area actually has more PhDs in ag than any other, more concentration of PhDs and then any other area. So for us and thinking about, you know, where to put our next farm, we're always thinking about that collaboration and partnership within the community, and those different stakeholders, but it's going to allow us a bigger footprint into the Midwest. And we'll continue in terms of that farm development as part of our plans and thinking about as we go public. The idea is we're building 16 Farms just here in the US alone. And we see a tremendous amount of opportunity, even though the region's as well.

Sharon

Amazing. So is there any other news that I haven't touched on because there's so many?

Marc

So what we can share today is, and this is what's been exciting, is that, you know, despite, you know, the challenges we see with the COVID and the pandemic, you know, we've been able to continue to forge ahead. We have an amazing, amazing, committed team, you know, our farm operations have been in operation every single day with you know, here in the US they've been wearing the mantle of essential worker and this commitment to nourish feed the nurse the community is something that they've worn proudly. So we're tremendously excited and proud by the team. But our ability to think about long term plans and growth. You know, we broke ground in Virginia, we broke ground in Abu Dhabi. We just announcing plans now in St. Louis region. So this is tremendous excitement, time in terms of this trajectory, and then the breakthrough technology in partnerships in other areas. So working with Nokia Bell Labs, but also Cargill, in thinking again about the broader ag space. And so this is a exciting time for the company. Yeah.

Sharon Absolutely. And I urge everybody to go visit your website and learn more about AeroFarms. If they don't already know. I mean, it's hard not to know about you guys, but

Marc

Always happy to share a story.

Sharon

Yes. And that's a good story to tell. And hopefully, we'll get to have an AeroFarms in Europe and in Asia and, you know, anywhere you know, I love you guys.

Marc

It's mutual, and we thank you for your support, you know, all these years. So yeah, thank you.

Sharon You're very welcome. Um, so yeah, let's, time to wrap up. I wanted to thank you again. And that's it. Any parting words?

Marc

Just stay tuned. There will be more news to come.

Sharon

Wonderful. Thank you so much, Marc.

Sharon

Want to deep dive into Food Innovation, subscribe, so the food tech junkie series, tune in and listen to the industry's champion whose mission is to reinvent our future by collaborating and disrupting the status quo as a way to rebalance our planet and our daily lives. For more great content, visit our website at www.edibleplanetventures.com. And follow us on social media on the Edible Planet Ventures channels.

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Important Information and Where to Find It

Spring Valley filed the definitive proxy statement/prospectus with the U.S. Securities and Exchange Commission (“SEC”) in connection with the proposed Business Combination. The definitive proxy statement/prospectus has been sent to all Spring Valley shareholders and Spring Valley and AeroFarms will also file other documents regarding the proposed business combination with the SEC. Spring Valley shareholders and other interested parties are urged to read the definitive proxy statement/prospectus and any other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information about Spring Valley, AeroFarms and the proposed transactions. Spring Valley shareholders and other interested parties may obtain free copies of the definitive proxy statement/prospectus and other documents filed with the SEC by Spring Valley through the website maintained by the SEC at http://www.sec.gov or by directing a request to: Spring Valley Acquisition Corp., 2100 McKinney Ave, Suite 1675, Dallas, TX 75201 or (214) 308-5230.

Participants in the Solicitation

Spring Valley and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed transactions. Information about the directors and executive officers of Spring Valley is set forth in its definitive proxy statement/prospectus (Registration Number 333-255978), initially filed with the SEC on May 10, 2021. Additional information regarding the participants in the definitive proxy statement/prospectus solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is included in the definitive proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transactions when they become available. Spring Valley shareholders and other interested persons should read the definitive proxy statement/prospectus carefully before making any voting decisions. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Forward-Looking Statements

This communication includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations, Spring Valley’s ability to enter into definitive agreements or consummate a transaction with AeroFarms; Spring Valley’s ability to obtain the financing necessary consummate the proposed transactions; and the expected timing of completion of the proposed transactions. These statements are based on various assumptions and on the current expectations of Spring Valley’s and AeroFarms’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Spring Valley and AeroFarms. These forward-looking statements are subject to a number of risks and uncertainties, including general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the inability of the parties to enter into definitive agreements or successfully or timely consummate the proposed transactions or to satisfy the other conditions to the closing of the proposed transactions, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company; the risk that the approval of the Spring Valley shareholders for the proposed transactions is not obtained; failure to realize the anticipated benefits of the proposed transactions, including as a result of a delay in consummating the proposed transaction or difficulty in, or costs associated with, integrating the businesses of Spring Valley and AeroFarms; the amount of redemption requests made by the Spring Valley shareholders; the occurrence of events that may give rise to a right of one or both of Spring Valley and AeroFarms to terminate the Merger Agreement; risks related to the rollout of AeroFarms’ business and the timing of expected business milestones; the effects of competition on AeroFarms’ business; and those factors discussed in Spring Valley’s registration statement on Form S-4 (Registration Number 333-255978), initially filed with the SEC on May 10, 2021, under the heading “Risk Factors,” and other documents of Spring Valley filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Spring Valley nor AeroFarms presently know or that Spring Valley and AeroFarms currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Spring Valley’s and AeroFarms’ expectations, plans or forecasts of future events and views as of the date of this communication. Spring Valley and AeroFarms anticipate that subsequent events and developments will cause their assessments to change. However, while Spring Valley and AeroFarms may elect to update these forward-looking statements at some point in the future, Spring Valley and AeroFarms specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Spring Valley’s or AeroFarms’ assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

AeroFarms Contacts:
Investor Relations:
Jeff Sonnek
ICR
Jeff.Sonnek@icrinc.com
1-646-277-1263

Media Relations:
Marc Oshima
AeroFarms
MarcOshima@AeroFarms.com
1-917-673-4602